Exhibit 10.125

EXECUTION VERSION
GOLDMAN, SACHS & CO. | 200 WEST STREET | NEW YORK, NEW YORK 10282-2198 | TEL: 212-902-1000
DATE:    December 12, 2013

TO:    SunEdison, Inc.
501 Pearl Drive
St. Peters, MO 63376

ATTENTION:    Brian Wuebbels
EVP and Chief Financial Officer

TELEPHONE:    (636) 474-5000
FACSIMILE:     (636) 474-5158

FROM:    Goldman, Sachs & Co.

SUBJECT:    Base Note Hedge Transaction (2021)

A/C: Ref. No.:	046299079 SDB2502052148

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Goldman, Sachs & Co. (“Dealer”) and SunEdison, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern, and in the event of any inconsistency between either the Equity Definitions or this Confirmation and the Agreement (as defined below), the Equity Definitions or this Confirmation, as the case may be, shall govern. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). The Transaction shall be the only transaction under the Agreement.

The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	December 12, 2013.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Transaction Style:	Modified American, as described below under “Procedure for Exercise”.

Transaction Type:	Note Hedging Units.

Seller:	Dealer.

Buyer:	Counterparty.

Shares:	The common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:
2.75% Convertible Senior Notes of Counterparty due 2021, offered pursuant to an Offering Memorandum to be dated as of December 12, 2013 and issued pursuant to the indenture to be dated on or about December 20, 2013, by and between Counterparty and Wilmington Trust, National Association, as trustee (the “Indenture”), excluding any such notes beneficially owned by Counterparty or its subsidiaries. References herein to the Indenture refer to the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered upon execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. Subject to the foregoing, references herein to the Indenture shall be to the Indenture as executed, without giving effect to any amendment, supplement or modification thereto other than, subject to the provision set forth under “Settlement Amount” below relating to Counterparty Determinations, a Merger Supplemental Indenture (as defined below). If any amendment or supplement is made to the Indenture following execution thereof (other than pursuant to a Merger Supplemental Indenture) (x) the Calculation Agent shall determine the relevant Settlement Amount and Settlement Date for any Note Hedging Unit exercised thereafter in accordance with this Confirmation by referring to the relevant provisions of the Indenture without giving effect to such amendment or supplement, and (y) such supplement or amendment shall be disregarded for all other purposes hereunder. Terms in quotation marks that are not otherwise defined in this Confirmation shall have the meanings set forth in the Indenture, unless the context requires otherwise.

Number of Note Hedging Units:	75,000, as reduced by any Note Hedging Units exercised hereunder.

Note Hedging Unit Entitlement:	USD1,000 divided by the Strike Price.

Strike Price:	14.6243.

Applicable Percentage:	15.0%.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The New York Stock Exchange.

Related Exchanges:	All Exchanges.

Calculation Agent:
Dealer; provided that, notwithstanding anything to the contrary, all determinations, adjustments and calculations performed by Dealer in its capacity as Calculation Agent, as well as any determinations, adjustments or calculations by Dealer in any other capacity, pursuant to this Confirmation, the Agreement and the Equity Definitions shall be made in good faith and in a commercially reasonable manner. In the event the Calculation Agent or Dealer makes any calculation, adjustment or determination pursuant to this Confirmation, the Agreement or the Equity Definitions, the Calculation Agent or Dealer shall, upon written request from Counterparty, promptly provide an explanation in reasonable detail of the basis for any such determination, adjustment or calculation (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s or Dealer’s proprietary models or other information that is subject to contractual, legal or regulatory obligations to not disclose such information); provided that following the occurrence of an event described under Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, Counterparty shall have the right to designate a nationally recognized third-party dealer in the over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination date with respect to such Event of Default, as the Calculation Agent.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date.”

Required Exercise on Conversion Dates:
On each Conversion Date, a number of Note Hedging Units equal to (i) the product of (A) the Applicable Percentage and (B) the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion in respect of such Conversion Date in accordance with the terms of the Indenture shall be exercised automatically, subject to “Notice of Exercise” below; provided that in no event will the number of Note Hedging Units exercised or deemed exercised hereunder exceed the Number of Note Hedging Units; provided further that if Counterparty has elected to designate a financial institution to deliver the consideration due upon any conversion of a Convertible Note in exchange for such Convertible Note (an “Exchange Election”) pursuant to Section 4.03(f) of the Indenture and such financial institution accepts such Convertible Note (an “Excluded Convertible Note”), then in no event shall a Conversion Date be deemed to occur hereunder (and no Note Hedging Unit shall be exercised or deemed to be exercised hereunder) with respect to such conversion, unless, subject to Counterparty’s obligation to deliver to Dealer a Notice of Exercise in accordance with “Notice of Exercise” below, such financial institution informs Counterparty that it will not honor such exchange and Counterparty shall be obligated, pursuant to the Indenture, to deliver the amounts due upon conversion. For the avoidance of doubt, except as set forth in the preceding sentence, Counterparty will not provide Dealer with a Notice of Exercise with respect to any Excluded Convertible Notes, and such Excluded Convertible Notes may subsequently trigger the exercise of Options hereunder if such Excluded Convertible Notes are resubmitted for conversion in accordance with the terms of the Indenture (and are not subject to a subsequent Exchange Election). For the avoidance of doubt, if the second preceding sentence would result in the exercise of a fraction of a Note Hedging Unit on any day, the number of Shares and/or amount of cash deliverable in respect of such portion of a Note Hedging Unit shall be equal to the product of such fraction and the Settlement Amount applicable to a full Note Hedging Unit exercised on such day.

Expiration Date:	January 1, 2021

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Notice of Exercise:
Notwithstanding anything to the contrary herein or in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty must (x) notify Dealer in writing (which, for the avoidance of doubt, may be by e-mail) and (y) confirm receipt by telephone to Dealer, in each case, prior to 12:00 PM, New York City time, on the day that is one “Scheduled Trading Day” prior to the first day of the “Conversion Period” relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (or, if there is no “Conversion Period” relating to such Convertible Notes, prior to 12:00 PM, New York City time, on the second “Scheduled Trading Day” immediately following the relevant Conversion Date for such Convertible Notes) (the “Notice Deadline”) of:

(i) the number of Note Hedging Units being exercised on such Exercise Date (including whether such Note Hedging Units relate to Convertible Notes as to which additional Shares would be added to the "Conversion Rate" (as defined in the Indenture) pursuant to Section 4.06 of the Indenture (any such Convertible Notes, "Make-Whole Convertible Notes")), and

(ii) the scheduled commencement date of the “Conversion Period”, if applicable, and the scheduled settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date, and

(iii) the “Settlement Method” elected or deemed elected with the applicable “Specified Dollar Amount” in the case of “Combination Settlement”; provided that if Counterparty fails to timely provide the notice described in this clause (iii) or does not, in such notice, make the representation set forth under “No Material Non-Public Information” as of the date Counterparty delivers such notice, the “Settlement Method” shall be deemed to be (x) prior to Counterparty's receipt of the Stockholder Approval (as defined in the Indenture), "Cash Settlement" and (y) on and after Counterparty's receipt of the Stockholder Approval (as defined in the Indenture), "Combination Settlement" and the "Specified Dollar Amount" shall be deemed to be USD 1,000 for purposes of calculating the Settlement Amount (as defined below) and, in the case of any such actual or deemed election, Counterparty agrees that it will settle the relevant Convertible Notes using the corresponding "Settlement Method" (as defined in the Indenture) and, in the case of “Combination Settlement,” the same "Specified Dollar Amount" (as defined in the Indenture).

Notwithstanding the foregoing, in respect of Convertible Notes with a Conversion Date during the period beginning on, and including October 1, 2020 and ending at the close of business on the second “Scheduled Trading Day” immediately preceding the “Maturity Date”:

(x) the Notice Deadline in respect of the information set forth in clause (i) above shall be 12:00 PM, New York City time, on the “Scheduled Trading Day” immediately preceding the “Maturity Date,”

 (y) the Notice of Exercise need not include the information set forth in clause (ii) above, and

(z) the Notice Deadline in respect of the information set forth in clause (iii) above shall be 12:00 PM, New York City time, on September 30, 2020.

For the avoidance of doubt, if Counterparty fails to give a Notice of Exercise when due in respect of any exercise of Note Hedging Units hereunder as set forth above, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that a Notice of Exercise (and the related exercise of Note Hedging Units) shall be effective if given after the Notice Deadline but prior to 5:00 PM New York City time on the fifth Exchange Business Day following the Notice Deadline, in which event the Calculation Agent shall have the right to adjust the applicable Settlement Amount as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and reasonable expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

Settlement Terms:

Settlement:
In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any validly exercised Note Hedging Unit, Dealer shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount.

For the avoidance of doubt, to the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9 and 9.11 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Share Settlement” and “Share Settled”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws. “Share Settlement” means settlement of a Note Hedging Unit pursuant to clause (a) or (b) under “Settlement Amount” below, and “Share Settled” has a meaning correlative thereto.

Settlement Amount:
The aggregate of the number of Shares and/or amount of cash in USD for each Convertible Note in principal amount of USD 1,000 converted on such Conversion Date determined as follows:

(a) if (x) “Combination Settlement” is applicable and the applicable “Specified Dollar Amount” is less than USD 1,000 or (y) “Stock Settlement” is applicable, a number of shares equal to the sum, for each of the 50 consecutive Trading Days (as defined in the Equity Definitions, as modified herein) commencing on the earlier of the third “Scheduled Trading Day” immediately following such Conversion Date and the 55 “Scheduled Trading Day” prior to the “Maturity Date” (such period, the “Extended Conversion Period”), of (A) the excess, if any, of (X) 2% of the product of the “Conversion Rate” on such Trading Day and the “Daily VWAP” (determined by the Calculation Agent in accordance with the Indenture) on such Trading Day over (Y) USD 20, divided by (B) such “Daily VWAP”;

(b) if “Combination Settlement” is applicable and the applicable “Specified Dollar Amount” is greater than or equal to USD 1,000,

   (1) a number of shares equal to the sum, for each “Trading Day” during the related “Conversion Period,” of the greater of (x) the “Daily Net Share Settlement Number” on such “Trading Day” and (y) zero, and

   (2) an amount of cash equal to the sum, for each “Trading Day” during the related “Conversion Period”, of the excess, if any, of (i) the lesser of the “Daily Conversion Value” on such “Trading Day” and the “Daily Measurement Value” on such “Trading Day,” over (ii) USD 40; or

(c) if “Cash Settlement” is applicable, an amount of cash equal to the sum, for each “Trading Day” during the related “Conversion Period”, of the excess, if any, of (i) the “Daily Conversion Value” on such “Trading Day” over (ii) USD 40;

For the avoidance of doubt, "Cash Settlement" will be applicable (and neither "Combination Settlement" nor "Stock Settlement" will be applicable) unless and until, prior to the relevant date provided under the Indenture and subject to "Notice of Exercise" above, Counterparty's has received the Stockholder Approval (as defined in the Indenture).

Following the occurrence of any Merger Event in which the holders of Shares receive only cash, the Settlement Amount in respect of any Note Hedging Unit exercised thereafter shall consist of an amount of cash equal to the excess, if any, of (i) the product of the “Conversion Rate” (determined without giving effect to any Fundamental Change Adjustment or any Discretionary Adjustment as defined below) and the amount of cash received by a holder of one Share in such Merger Event over (ii) USD 1,000, in lieu of any Settlement Amount determined above, which Settlement Amount shall be payable on the tenth “Business Day” following the applicable Exercise Date.

The number of Shares included in the Settlement Amount shall not take into consideration any rounding pursuant to Section 4.03(b) of the Indenture. Instead Dealer will deliver cash in lieu of any fractional Shares based on (i) the “Daily VWAP” on the last “Trading Day” of the applicable “Conversion Period” or the last Trading Day of the applicable Extended Conversion Period, as the case may be and (ii) the aggregate number of Note Hedging Units exercised on any Exercise Date.

In addition, and notwithstanding anything to the contrary herein:

(i) the Settlement Amount shall be determined by the Calculation Agent excluding any increase to the “Conversion Rate” pursuant to Section 4.06 of the Indenture (a “Fundamental Change Adjustment”) or any voluntary adjustment to the “Conversion Rate” pursuant to Section 4.05(b) of the Indenture (a “Discretionary Adjustment”); and

(ii) if Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, any adjustment under Section 4.05(a) or 4.04(f) of the Indenture, any adjustment to the terms of the Convertible Notes following a Merger Event pursuant to Section 4.07(a) of the Indenture or any determination of the fair market value of distributed property, the volume weighted average price of Shares or the value of a “Unit of Reference Property”) (any such determination, calculation or adjustment, a “Counterparty Determination”), Counterparty shall consult with Dealer with respect thereto and, if Dealer disagrees in good faith with such determination, calculation or adjustment, notwithstanding anything herein to the contrary, Dealer shall make such determination, calculation or adjustment for purposes of the Transaction.

Notwithstanding anything to the contrary in clause (a) immediately above (and without limiting amounts payable or deliverable pursuant to clauses (b) and (c) immediately above), in no event shall the sum of (x) the product of the number of Shares delivered in respect of a Note Hedging Unit and the Applicable Limit Price on the Settlement Date for such Note Hedging Unit and (y) the amount of cash paid in respect of any Note Hedging Unit (including any cash in lieu of any fractional Share), exceed the Applicable Limit for such Note Hedging Unit.

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the remainder of clause (ii) thereof following the words “at any time.”

Applicable Limit:
For any exercised Note Hedging Unit, an amount in USD equal to the product of the Applicable Percentage and the excess of (i) the sum of (A) the amount of cash, if any, paid to the holder of USD 1,000 principal amount of Convertible Notes converted on the related Conversion Date and (B) the product of (x) the number of Shares, if any, delivered to the holder of USD 1,000 principal amount of Convertible Notes converted on the related Conversion Date and (y) the Applicable Limit Price on the applicable Settlement Date over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page “SUNE <equity>” (or any successor thereto).

Notice of Delivery Obligation:
No later than the “Scheduled Trading Day” immediately following the last day of the relevant “Conversion Period” (or, if there is no “Conversion Period” relating to the relevant Convertible Notes, no later than the “Scheduled Trading Day” immediately following the Conversion Date for the relevant Convertible Notes) Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash that Counterparty is required to deliver to holders of the relevant Convertible Notes (the “Convertible Obligation”) (it being understood that (i) Counterparty may provide a single such notice of the aggregate Convertible Obligation for all Convertible Notes converted on or after October 1, 2020 and (ii) for the avoidance of doubt, the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise, as set forth above, in any way); provided that such notice is delivered by the Company within five (5) Scheduled Trading Days from the later of (i) the date specified in the preceding sentence, and (ii) the date Dealer requests Counterparty to deliver to Dealer the relevant Convertible Obligation.

For the avoidance of doubt, Counterparty's failure to deliver such notice in accordance with the preceding sentence shall not affect Dealer's obligation to make a payment or delivery in respect of such exercise.

Settlement Date:
In respect of an Exercise Date, (i) the settlement date for the Shares or cash to be delivered under the Convertible Notes converted on the corresponding Conversion Date under the terms of the Indenture or (ii) if clause (a) under “Settlement Amount” above applies to such Exercise Date, the date that falls one Settlement Cycle following the end of the applicable Extended Conversion Period.

Settlement Currency:	USD.

Restricted Certificated Shares:
Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Share portion of the Settlement Amount to Counterparty in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Potential Adjustment Events:
Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Sections 4.04(a), (b), (c), (d), (e), (f) or 4.05(a) of the Indenture, that would result in an adjustment under the Indenture to the “Conversion Rate” or any other term of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of a Fundamental Change Adjustment or a Discretionary Adjustment.

For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any “Distributed Property” delivered by Counterparty pursuant to the fourth sentence of the second paragraph of Section 4.04(c) of the Indenture or any payment obligation in respect of any cash paid by Counterparty pursuant to the third paragraph of Section 4.04(d) of the Indenture (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Method of Adjustment:
Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event (excluding, for the avoidance of doubt, any Fundamental Change Adjustment or Discretionary Adjustment), the Calculation Agent shall make a corresponding adjustment to the adjustment under the Indenture to any one or more of the Strike Price, Number of Note Hedging Units, the Note Hedging Unit Entitlement, the composition of the Shares and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction (subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination); provided that, in the case of any adjustment in respect of an event or condition set forth in Section 4.04(f) or 4.05(a) of the Indenture, the Calculation Agent may limit or alter any such adjustment referenced in this sentence so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of a “Merger Event” (as defined in the Indenture).

Notice of Merger Consideration:
In respect of any Merger Event, Counterparty shall notify the Calculation Agent of (i) if applicable, the weighted average of the kind and amounts of consideration to be received by the holders of Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustments made under the Indenture in respect of such Merger Event, in each case, immediately upon determination thereof (and in any event prior to the effective date of the Merger Event), and Counterparty shall deliver a copy of the supplemental indenture effecting such adjustments (a “Merger Supplemental Indenture”) as promptly as practicable following execution thereof.

Consequences of Merger Events:
Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment to the adjustment under the Indenture in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Number of Note Hedging Units, the Note Hedging Unit Entitlement, the Settlement Date and any other variable relevant to the exercise, settlement or payment or other terms of the Transaction (subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination); provided that such adjustment shall be made without regard to any Fundamental Change Adjustment or any Discretionary Adjustment; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction to Dealer is not reduced as a result of such adjustment; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) Counterparty following such Merger Event will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be the Issuer following such Merger Event, Cancellation and Payment (Calculation Agent Determination) shall apply.

Nationalization, Insolvency and Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof, (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (iii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line and (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:
Applicable; provided that:

(i)    Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:

   “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above, and which constitute an integral element of Hedging Party’s hedging activities with respect to any relevant Transaction, must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “if all of the Transaction is affected by such Hedging Disruption or, if less than all of the Transaction is affected by such Hedging Disruption, the portion of the Transaction so affected”.

Increased Cost of Hedging:	Not Applicable.

Hedging Party:	Dealer for all applicable Additional Disruption Events

Determining Party:	Dealer for all applicable Extraordinary Events

Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable
Mutual Representations: Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(i)    Tax Disclosure.  Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)    Commodity Exchange Act.  It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(iii)    Securities Act.  It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(iv)    Position Limits. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)    Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase 7,846,551 Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii)    Counterparty shall immediately provide written notice to Dealer upon obtaining knowledge of an Event of Default; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer in connection with this Transaction until such information no longer constitutes material non-public information. In addition, Counterparty shall immediately provide written notice to Dealer of any adjustment that is made under the Indenture on account of any Potential Adjustment Event.

(iii)    Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(iv)    Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(v)    Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(vii)    Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(viii)    (A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Dealer or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Dealer or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

(ix)    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(x)    Counterparty is not entering into the Transaction and will not make any election hereunder or under the Convertible Notes for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(xi)    Counterparty’s most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by it with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(xii)    Any repurchase of the Shares by Counterparty in connection with the Transaction shall when so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto.

(xiii)    To Counterparty’s knowledge, other than general provisions of the Delaware General Corporation Law, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares or the Issuer would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares.

(xiv)    Counterparty shall deliver to Dealer on the Effective Date an opinion of counsel, dated as of such date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement and clause (vi) above.

(xv)    Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(xvi)    Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(xvii)    Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(xviii)    Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(xix)    Counterparty represents and warrants that the assets used in the Transaction (i) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (ii) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

Miscellaneous:

Set-Off and Netting. Both parties waive any rights to set-off or net, including in any bankruptcy proceedings of Counterparty, amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

Qualified Financial Contracts.  It is the intention of the parties that, in respect of Counterparty, (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Method of Delivery.  Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date on which Dealer would be required to deliver Shares hereunder (a “Nominal Settlement Date”), elect to deliver such Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Conversion Period” or Extended Conversion Period, as the case may be) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

Additional Termination Events.

The occurrence of (i) an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that has resulted in the principal and the interest with respect to the Convertible Notes becoming immediately due and payable or (ii) an Amendment Event shall be an Additional Termination Event, in each case with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Dealer as the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. For the avoidance of doubt, the relevant Early Termination Amount in respect of an Amendment Event shall be calculated without giving effect to the relevant amendment.

Promptly following, but in no event later than the fifth Exchange Business Day after, any repurchase and cancellation of Convertible Notes (whether pursuant to Section 3.01 of the Supplemental Indenture or otherwise), Counterparty shall notify Dealer in writing of such repurchase and cancellation and the aggregate principal amount of Convertible Notes so repurchased and cancelled (any such notice, a “Repurchase Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of any Repurchase Notice, within the applicable time period set forth in the preceding sentence, shall constitute an Additional Termination Event as provided in this clause (ii). Upon receipt of any such Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the repurchase of such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Note Hedging Units (the “Repurchase Note Hedging Units”) equal to the lesser of (A) the product of (1) the Applicable Percentage and (2) the aggregate principal amount of such Convertible Notes specified in such Repurchase Notice, divided by USD 1,000 and (B) the Number of Note Hedging Units as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Note Hedging Units shall be reduced by the number of Repurchase Note Hedging Units. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the number of Repurchase Note Hedging Units, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of any action taken by Counterparty in respect of a repurchase and cancellation of Convertible Notes, including, without limitation, the delivery of a Repurchase Notice.

Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under “Notice of Exercise” above, of any Notice of Exercise in respect of Note Hedging Units that relate to Make-Whole Convertible Notes shall constitute an Additional Termination Event as provided in this clause (iii). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall be on or as reasonably practicable after the related settlement date for such Make-Whole Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Note Hedging Units (the “Make-Whole Note Hedging Units”) equal to the lesser of (A) the product of (1) the Applicable Percentage and (2) the aggregate principal amount of such Make-Whole Convertible Notes specified in such Exercise Notice, divided by USD 1,000 and (B) the Number of Note Hedging Units as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Note Hedging Units shall be reduced by the number of Make-Whole Note Hedging Units. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the number of Make-Whole Note Hedging Units, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any Fundamental Change Adjustment); provided that the Make-Whole Unwind Payment in respect of such early termination by Dealer to Counterparty shall not be greater than the excess of (x) (I) the number of Make-Whole Note Hedging Units multiplied by (II) the “Conversion Rate” (after taking into account any applicable Fundamental Change Adjustment) multiplied by (III) the Applicable Limit Price on the applicable Settlement Date determined by the Calculation Agent in good faith and in a commercially reasonable manner over (y) the product of USD 1,000 and the number of such Make-Whole Note Hedging Units, as determined by the Calculation Agent in a commercially reasonable manner. Notwithstanding the foregoing, but subject to the immediately preceding proviso, in the case where Counterparty has elected (or is deemed to have elected) to satisfy its conversion obligation in respect of the related Make-Whole Convertible Notes entirely in Shares or in a combination of cash and Shares, then in lieu of paying the Make-Whole Unwind Payment as set forth above, Dealer shall, on the date such Make-Whole Unwind Payment would otherwise be due pursuant to the terms of the Agreement and this Confirmation (or as promptly as reasonably practicable thereafter, as determined by Dealer taking into account existing liquidity conditions and Dealer’s hedging and hedge unwind activity or settlement activity in connection with such payment and delivery), (A) in the case where Counterparty has elected (or is deemed to have elected) to satisfy its conversion obligation in respect of the related Make-Whole Convertible Notes entirely in Shares or in a combination of cash and Shares with a Specified Dollar Amount (as defined in the Indenture) equal to or less than USD 1,000, deliver to Counterparty a number of Shares equal to the quotient of (x) the amount of such Make-Whole Unwind Payment divided by (y) a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner (which price per Share may, but is not required to, correspond to the Daily VWAP over the Conversion Period (each as defined in the Indenture), if applicable, with respect to the Make-Whole Convertible Notes) (the “Market Price”) or (B) in the case where Counterparty has (or is deemed to have) elected to satisfy its conversion obligation in respect of the related Make-Whole Convertible Notes in a combination of cash and Shares with a Specified Dollar Amount (as defined in the Indenture) greater than USD 1,000, (x) pay to Counterparty an amount of cash equal to the lesser of (1) the amount of such Make-Whole Unwind Payment and (2) the product of (I) the excess of such Specified Dollar Amount (as defined in the Indenture) over USD 1,000 and (II) the number of Make-Whole Note Hedging Units and (y) if the amount of such Make-Whole Unwind Payment exceeds the amount of cash calculated pursuant to the immediately preceding clause (B)(x)(2), deliver to Counterparty a number of Shares equal to the quotient of (x) the amount of such excess divided by (y) the Market Price determined by the Calculation Agent.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver with respect to any term of the Indenture or the Convertible Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any redemption right of Counterparty, any term relating to conversion of the Convertible Notes (including, without limitation, changes to the conversion rate, conversion settlement dates, conversion rate adjustment provisions or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Notes to amend, in each case without the consent of Dealer; provided that entry into a Merger Supplemental Indenture shall not constitute an Amendment Event; provided further that, for the avoidance of doubt, entering into and execution of any transaction described under “Summary—Recent Developments—Initial Public Offering of Semiconductor Materials Business" and "Summary—Recent Developments—Initial Public Offering of SunEdison YieldCo Offering" in the Offering Memorandum to be dated as of December 12, 2013 shall not constitute an Amendment Event.

Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer or any of its affiliates (collectively for the purposes of this paragraph only, “Dealer”) for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of its size and in Counterparty’s particular industry, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of its size and in Counterparty’s particular industry and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of its size and in Counterparty’s particular industry, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations (with best efforts to obtain any necessary consents), indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer) and using best efforts to obtain any necessary opinions and certificates and such other documentation as is customary for private placements agreements for offerings of its size and in Counterparty’s particular industry, all commercially reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable determination, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, as may be commercially reasonably requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SUNE <equity> AQR” (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using, if practicable, a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

Status of Claims in Bankruptcy.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction other than during Counterparty’s bankruptcy; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

No Collateral.  Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement.  The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, provide Dealer with a written notice of such repurchase (a “Share Repurchase Notice”) on such day if, following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 4.5% and (b) greater by 0.5% or more than the Unit Equity Percentage included in the immediately preceding Share Repurchase Notice (or, in the case of the first such Share Repurchase Notice, greater by 0.5% or more than the Unit Equity Percentage as of the date hereof) and, if such repurchase, or the intention to effect the same, would constitute material nonpublic information with respect to Counterparty or the Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Share Repurchase Notice. The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the sum of (A) the product of the number of Note Hedging Units and the Note Hedging Unit Entitlement and (B) the number of Shares underlying any other call option transaction between Dealer as seller and Counterparty as buyer, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person may become subject, as a result of Counterparty’s failure to provide Dealer with a Share Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Section 16 Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events.  If Dealer owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event that (x) is within Counterparty’s control or (y) as a result of which the Shares have changed into cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or a Termination Event that resulted from an event or events outside Counterparty’s control) (a “Dealer Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Dealer Payment Obligation by delivery of Termination Delivery Units (as defined below) by (A) giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the business day following the Early Termination Date or other date the transaction is terminated, as applicable (or, if later, on the business day following the date on which Counterparty receives notice of an Early Termination Date or other date on which the transaction is terminated, as applicable) (“Notice of Dealer Termination Delivery”) and (B) remaking the representation set forth under “No Material Non-Public Information” below on the date of such notice; provided that if Counterparty does not validly so elect (or is not permitted to elect) to require Dealer to satisfy its Dealer Payment Obligation by delivery of Termination Delivery Units, Dealer shall satisfy its Dealer Payment Obligation by delivery of Termination Delivery Units. Within a commercially reasonable period of time following receipt of a Notice of Dealer Termination Delivery or delivery by Dealer of notice of its election to satisfy the Dealer Payment Obligation by delivery of Termination Delivery Units, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Dealer Payment Obligation (as determined by the Calculation Agent in a commercially reasonable manner). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9 and 9.11 (modified as described above) of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”. In addition, notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver securities comprising Termination Delivery Units in certificated form to Counterparty in lieu of delivery through the Clearance System.

“Termination Delivery Unit” means one Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as determined by the Calculation Agent. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, the Calculation Agent shall determine the composition of such consideration in its sole discretion.

Regulation M.  Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

No Material Non-Public Information.  Counterparty represents and warrants to Dealer that it is not aware of any material nonpublic information concerning itself, the Shares or option contracts related to the Shares.

Right to Extend. Dealer may postpone any potential Exercise Date or Settlement Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Dealer determines, in its reasonable discretion, that (a) a Regulatory Disruption has occurred or (b) such extension is reasonably necessary or appropriate to (i) preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (it being understood that no such postponement shall be permitted unless liquidity conditions are materially reduced from liquidity conditions on the Trade Date) or (ii) enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer consistently applied, on a non-discriminatory basis, to transactions of the type of this Transaction. “Regulatory Disruption” shall mean any event that Dealer determines, based on advice of counsel, makes it advisable with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by Dealer), consistently applied on a non-discriminatory basis to transactions of the type of the Transaction, for Dealer to refrain from or decrease any market activity in connection with the Transaction.

Transfer or Assignment.  Counterparty may transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer provided the following conditions are satisfied: (i) the receipt by Dealer of opinions and documentation reasonably satisfactory to Dealer in connection with such transfer, (ii) such transfer being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) the transferee being a United States person (as defined in the Internal Revenue Code of 1986, as amended), (iv) that, in Dealer’s reasonable determination, Dealer will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Dealer would have been required to pay to Counterparty in the absence of such transfer, (v) that, in Dealer’s reasonable determination, no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and (vi) that Counterparty will continue to be obligated to provide notices hereunder relating to the Convertible Notes and will continue to be obligated under the provisions set forth under “Disposition of Hedge Shares” and “Repurchase Notices” herein. In addition, Dealer may transfer or assign all or a portion of its Note Hedging Units hereunder at any time without the consent of Counterparty to any of its affiliates that is a 100% owned direct or indirect subsidiary of Dealer’s ultimate parent company and has an equal or better creditworthiness than Dealer (or its guarantor’s) or whose obligations would be guaranteed by Dealer (or the Goldman Sachs Group, Inc.); provided that, in Dealer’s reasonable determination, Counterparty will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay to Dealer in the absence of such transfer..

If, as determined in Dealer’s sole discretion, (a) at any time (1) the Section 16 Equity Percentage exceeds 9%; (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, rules, regulations or regulatory orders, or any organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state, federal or non-U.S. regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination; (3) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13.5% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law; or (4) at such time as Counterparty is subject to the Federal Power Act, Dealer (including any person subject to aggregation of Shares with Dealer) would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership under the Federal Power Act in excess of a number of Shares equal to 9.9% of the outstanding Shares (any such condition described in clause (1), (2), (3) or (4) an “Excess Ownership Position”), and (b) Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of this Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence). The “Section 16 Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

Severability; Illegality.  Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial.   EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP”; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP”, each in a manner that may be adverse to Counterparty.

Early Unwind.  In the event the sale of the “Firm Notes” (as defined in the Purchase Agreement dated as of the Trade Date between Counterparty and Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the initial purchasers party thereto) is not consummated with the initial purchasers thereof for any reason by the close of business in New York on December 20, 2013 (or such later date as agreed upon by the parties) (December 20, 2013 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that, subject to the proviso included in the second preceding sentence, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default or Termination Event within Counterparty’s control) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer any amount under “Consequences of Merger Events” above (other than as a result of a Merger Event that resulted from an event or events within Counterparty’s control), such amount shall be deemed to be zero.

Governing Law; Jurisdiction:    THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

Amendment: This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.
Offices:
(i) The Office of Dealer for the Transaction is:
        200 West Street, New York, New York 10282-2198

(ii) The Office of Counterparty for the Transaction is:
      Not applicable

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:
(a) Counterparty
SunEdison, Inc.
501 Pearl Drive
St. Peters, MO 63376

Attn:     Brian Wuebbels, EVP and Chief Financial Officer
Fax:      (646) 474-5158
(b) Dealer
To:    Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attn:    Bennett Schachter
Structured Equity Group
Phone:     (212) 902-2568
Fax:    (212) 650-5140
Email:     bennett.schachter@gs.com

With a copy to:

Attn:     Daniel Josephs
Structured Equity Group
Phone:     (212) 902-8193
Fax     (917) 977-3943
Email:     daniel.josephs@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

Payment information. For purposes of the Agreement (unless otherwise specified in the Agreement), payment instructions for the parties shall be:

(a) Dealer Payment Instructions:

Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

(b) Account for delivery of Shares to Dealer: To be provided by Dealer
(c) Counterparty Payment Instructions: To be provided by Counterparty

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Counterparty hereby agrees (a) to check this Confirmation and (b) to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer a facsimile or electronic version of the fully-executed Confirmation at Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. (212) 428-1980/83. Originals shall be provided for your execution upon your request.
We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.
Very truly yours,
GOLDMAN, SACHS & CO.

By:	/s/ Daniel Kopper Name: Daniel Kopper Title: Vice President

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.
SUNEDISON, INC.

By:	/s/ R. Phelps Morris Name: R. Phelps Morris Title: Vice President and Treasurer

ANNEX A

The Premium for the Transaction is set forth below.

Premium:	USD24,112,500.00

EXHIBIT 1
[Form of Notice of Exercise]

SunEdison, Inc.
501 Pearl Drive
St. Peters, MO 63376

[insert date]

NOTICE OF EXERCISE

Dear Sirs/Madams,

Reference is made to (i) the Confirmation (as amended or supplemented from time to time, the “Confirmation”), dated as of December 12, 2013, between Dealer and Counterparty, in respect of that certain Note Hedge Transaction (the “Transaction”), relating to the shares of common stock of Counterparty, the provisions opposite the captions “Notice of Exercise” in the Confirmation and the following Exercise Date: [insert relevant Exercise Date].

Capitalized terms used and not otherwise defined in this notice shall have the meanings given to them in the Confirmation.

In accordance with the Notice of Exercise provisions of the Confirmation specified above, we hereby notify Dealer of the following irrevocable elections:

The number of Note Hedging Units
being exercised on such Exercise Date:         [ ]

[The scheduled commencement date of
the “Conversion Period”:                [ ]]

The scheduled settlement date under the
Indenture for the Convertible Notes converted
on the Conversion Date corresponding to
such Exercise Date:                [ ]

The “Settlement Method” elected or deemed
elected:                        [ ]
[The “Specified Dollar Amount”:            [ ]]

Counterparty represents and warrants to Dealer that as of the date first written above, it is not aware of any material nonpublic information concerning itself, the Shares or option contracts related to the Shares.

Nothing in this notice shall be construed as a waiver of any rights we may have under or with respect to the Transaction or the Confirmation. This notice shall be governed by, and construed in accordance with, the laws of the State of New York.

Yours faithfully,

SUNEDISON, INC.

By: _________________________
Name:
Title:

SV\1237841.5 sune.bond.hedge.confirmation